================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [_]

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                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             WEYERHAEUSER COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

                                   Notice of
                              1999 Annual Meeting
                                of Shareholders
                              and Proxy Statement


                            [LOGO OF WEYERHAEUSER]

     Dear Shareholder:

       You are cordially invited to attend your Company's annual meeting of shareholders at 9:00 a.m., Tuesday, April 20, 1999, at the Corporate Headquarters Building, Federal Way, Washington. A map showing the access route to the Building from Interstate Highway No. 5 is on the back cover.

       A notice of the annual meeting and the proxy statement follow. You will also find enclosed a proxy card and an envelope in which to return it. If you cannot attend or if you plan to be present but want the proxy holders, Steven R. Rogel, President and Chief Executive Officer, William D. Ruckelshaus, Director, and George H. Weyerhaeuser, Chairman of the Board, to vote your shares, please sign, date and return the proxy card at your earliest convenience.

     Sincerely,

     /s/ Steven R. Rogel

     President

--------------------------------------------------------------------------------
                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

       The annual meeting of the shareholders of Weyerhaeuser Company will be held at the Corporate Headquarters Building, Federal Way, Washington on Tuesday, April 20, 1999, at 9:00 a.m. for the following purposes:

          1. To elect three directors for terms expiring in 2002, described on page 1. This is item 1 on the proxy card.

          2. To consider and act upon a shareholder proposal relating to the phase-out of chlorine-based chemicals, described on page 14 if properly presented. This is item 2 on the proxy card.


          3. To transact such other business as may properly come before the meeting.

       All shareholders are cordially invited to attend the meeting, although only those who held common shares of record at the close of business on February 26, 1999 will be entitled to vote at the meeting. Those who are hearing impaired or require other assistance should write the Secretary of the Company regarding your requirements in order to participate in the meeting.

     SANDY D. McDADE
     Secretary

     Federal Way, Washington
     March 8, 1999

                                PROXY STATEMENT
                              WEYERHAEUSER COMPANY
                                 P.O. Box 2999
                         Tacoma, Washington 98477-2999
                                 (253) 924-5273
                          (First Mailed March 8, 1999)

       The enclosed proxy is solicited by the Board of Directors of Weyerhaeuser Company ("the Company") for use at the annual meeting of shareholders to be held on Tuesday, April 20, 1999. A proxy may be revoked by notice in writing to the Secretary at any time before it is voted. If not revoked, the proxy will be voted as directed by the shareholder. The record date used to determine the shareholders entitled to vote at the annual meeting was February 26, 1999. On the record date there were outstanding 199,177,383 common shares. Each common share entitles the holder to one vote at the annual meeting.

       Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the meeting: (i) the three nominees for election as directors who receive the greatest number of votes will be elected directors and (ii) the shareholder proposal set forth in this proxy statement will be approved if the number of votes cast in favor of the matter exceeds the number of votes cast against it.

       In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. In the vote on the shareholder proposal, if a shareholder or broker abstains from voting or fails to vote it will have no effect on the approval of the shareholder proposal because abstentions and broker non-votes do not represent votes cast by shareholders.

       The Company's annual report to shareholders for 1998 is being mailed with this proxy statement to shareholders entitled to vote at the 1999 annual meeting.

Election of Directors

       The Articles of Incorporation provide that the directors of the Company are classified into three classes, each class to be as nearly equal in number as possible. The classes relate to the director's term of office. At each annual meeting of the shareholders the successors to the class of directors whose terms expire at that meeting are elected for terms expiring at the third annual meeting after their election by the shareholders. The Board of Directors is authorized to fix the number of directors within the range of 9 to 13 members, and has fixed the number at 10. The three nominees identified below are the nominees comprising the class to be elected at the 1999 annual meeting for three-year terms expiring at the 2002 annual meeting. All of the nominees are currently directors of the Company elected by the shareholders.

       Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly signed proxies in the accompanying form will be voted for the individuals nominated by the Board of Directors. Although the Board of Directors anticipates that the listed nominees will be able to serve, if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

Nominees for Election--Terms to Expire in 2002

     Martha R. Ingram--Mrs. Ingram, 63, a director of the Company since 1995, has been chairman of Ingram Industries Inc. (book distribution, inland barging and insurance) since 1995 and a member of the board since 1981. She was Director of Public Affairs from 1979 to 1995. She is also a director of Ingram Micro, Inc., Baxter International Inc. and First American Corporation. Mrs. Ingram serves on the boards of Vassar College, Ashley Hall, Harpeth Hall and Vanderbilt University. She was chairman of the 1996 Tennessee Bicentennial Commission and is currently chairman of the Board of the Tennessee Performing Arts Center.

     John I. Kieckhefer--Mr. Kieckhefer, 54, a director of the Company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989 and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J. W. Kieckhefer Foundation, an Arizona charitable trust.

     George H. Weyerhaeuser--Mr. Weyerhaeuser, 72, has been the Company's chairman since 1988. He joined the Company in 1949, became its president in 1966 and was chief executive officer from 1966 to 1991. He has been a director since 1960. He is also a director of The Boeing Company, Chevron Corporation and SAFECO Corporation and a member of The Business Council.

Continuing Directors--Term Expires in 2001

     Steven R. Rogel--Mr. Rogel, 56, a director of the Company since 1997, has been the Company's president and chief executive officer since December, 1997. The Board of Directors has announced that it intends to elect Mr. Rogel chairman on April 20, 1999. Prior to joining the Company he served as the president and chief executive officer of Willamette Industries, Inc. from 1995 to 1997 and as president and chief operating officer from 1991 to 1995. He is also a director of Fred Meyer, Inc., the Pacific Harbors Council Boy Scouts of America and a trustee of Pacific University.

     William D. Ruckelshaus--Mr. Ruckelshaus, 66, a director of the Company since 1989, is chairman of Browning-Ferris Industries, Inc. (waste services) and from 1988 to 1995 was chairman and chief executive officer. He was Administrator, Environmental Protection Agency from 1983 to 1985 and a senior vice president of the Company from 1976 to 1983. He is a Principal in Madrona Investment Group, L.L.C. He is also a director of Cummins Engine Company, Inc., Coinstar, Inc., Monsanto Company, Nordstrom, Inc., and Solutia, Inc.

     Richard H. Sinkfield--Mr. Sinkfield, 56, a director of the Company since 1993, is an executive vice president of United Auto Group, Inc. (automobile retailing) and is a senior partner in the law firm of Rogers and Hardin in Atlanta, where he has been a partner since 1976. He is also a director of the United Auto Group, Inc., Metropolitan Atlanta Community Foundation, Inc. and the Atlanta College of Art. He is a member of the Board of Trust of Vanderbilt University and of the Board of Governors of the State Bar of Georgia. He is a former chairman of the board of Atlanta Urban League, Inc.

     James N. Sullivan--Mr. Sullivan, 61, a director of the Company since 1998, is vice-chairman of the board of Chevron Corporation (international oil company) where he has been a director since 1988. He joined Chevron in 1961 as a Process Engineer, was elected a vice-president in 1983 and assumed his present position in 1989. He is a trustee of the University of San

     Francisco, Committee for Economic Development and the San Francisco Asian Art Museum Foundation. He is a director of the American Petroleum Institute and the United Way of the Bay Area.

Continuing Directors--Term Expires in 2000

     W. John Driscoll--Mr. Driscoll, 69, a director of the Company since 1979, was chairman of Rock Island Company (private investment company) until his retirement in 1994. Prior to his becoming chairman, he was president. He is also a director of Comshare Incorporated, Northern States Power Company, John Nuveen & Company and The St. Paul Companies, Inc.

     Philip M. Hawley--Mr. Hawley, 73, a director of the Company since 1989, is chairman and chief executive officer of Krause Furniture, Inc. (retailing). He was chairman and chief executive officer of Broadway Stores, Inc. (formerly Carter Hawley Hale Stores, Inc.) until his retirement in 1993. He was chairman of the California Retailers Association from 1993 to 1995. He is a director of Aeromovel USA, Inc., and a trustee of the Haynes Foundation.

     Rt. Hon. Donald F. Mazankowski--Mr. Mazankowski, 63, a director of the Company since 1997, was a Member of Parliament, Government of Canada, from 1968 to 1993, served as Deputy Prime Minister from 1986-1993 and Minister of Finance from 1991 to 1993. He is also a director of the Power Group of Companies, Canadian Utilities Ltd., Shaw Communications Inc., IMC Global Inc., Gulf Canada Resources Ltd., Gulf Indonesia Resources Ltd., Golden Star Resources Ltd., Canada Brokerlink Inc., Great West Life Assurance, Investors Group and Weyerhaeuser Canada Ltd., a wholly owned subsidiary of the Company. He is also a member of the Board of Governors of the University of Alberta.

       It is anticipated that Mr. Weyerhaeuser and Mr. Hawley will retire from the Board under the Board of Directors retirement policy at the annual shareholders meeting in 2000.

Committees of the Board of Directors

       The Executive Committee, which met on three occasions and acted by consent in lieu of meeting on three occasions in 1998, has the powers and authority of the Board of Directors in the interval between Board of Directors meetings, except to the extent limited by law.
     Messrs. Rogel, Ruckelshaus and Weyerhaeuser are members of the Executive Committee of which Mr. Weyerhaeuser is chairman. The Board of Directors intends to elect Mr. Ruckelshaus chairman of the Executive Committee on April 20, 1999.

       The Accounting and Reporting Standards Committee, which met on three occasions in 1998, has responsibility for recommending to the Board of Directors the firm of independent auditors to be retained by the Company; discussing with the independent and internal auditors the scope and results of their respective audits and management's efforts concerning the Company's accounting, financial and operating controls; with the independent auditors and management the Company's accounting and reporting policies and practices, and business risks that may affect the financial reporting process; with management and the independent and internal auditors the risk of fraudulent financial reporting and management's efforts to minimize losses due to fraud or theft; and with the Company's chief legal officer compliance with the Company's business conduct policies and procedures. Mrs. Ingram and Messrs. Mazankowski, Ruckelshaus and Sinkfield are members of the Accounting and Reporting Standards Committee of which Mr. Ruckelshaus is chairman.

       The Compensation Committee, which met on six occasions in 1998, has responsibility for reviewing the compensation of the Company's directors and chief executive officer; reviewing and approving salaries and incentive compensation of Company officers and certain other position levels; and administering the Company's stock option and incentive compensation plans. Messrs. Driscoll, Hawley, Kieckhefer and Sullivan are members of the Compensation Committee of which Mr. Hawley is chairman.

       The Nominating and Management Organization Committee, which met on two occasions in 1998, has responsibility for reviewing, advising and recommending candidates for election to the Board of Directors and for senior management succession planning. The Committee will consider nominees for the Board of Director's recommended by shareholders. If a shareholder wishes to recommend a nominee, he or she should write to the Secretary of the Company specifying the name of the nominee and the nominee's qualifications for membership on the Board of Directors. All such recommendations will be brought to the attention of the Nominating and Management Organization Committee. Messrs. Driscoll, Hawley, Ruckelshaus and Weyerhaeuser are members of the Nominating and Management Organization Committee of which Mr. Driscoll is chairman.

       The Board of Directors of the Company met on ten occasions in 1998. All of the directors attended at least 75% of the total meetings of the Board and the committees on which they served in 1998.

Directors' Compensation

       Each non-employee director receives for service as a director an annual fee of $45,000, fees of $1,500 for attending Board of Directors meetings and $1,000 for attending board committee meetings. Committee chairmen receive an additional annual fee of $5,000. Mr. Weyerhaeuser received as Chairman of the Board of Directors an additional annual fee of $100,000. In 1998, Mr. Mazankowski received fees of Cdn. $18,250 as a non-employee director of Weyerhaeuser Canada Ltd., a wholly owned subsidiary of the Company. Directors are also reimbursed for travel expenses in connection with meetings.

       The Board of Directors has designated that $20,000 of the $45,000 annual fee paid to non-employee directors will be automatically placed into a common share equivalents account under the Fee Deferral Plan for Directors. The value of the common share equivalents account is measured from time to time by the value of the Company's common shares and is payable to a director in cash at a time selected in advance by the director, which must be on or after the director's termination of board service. The share equivalents account is credited on each dividend payment date for common shares with the number of share equivalents which are equal in value to the amount of the quarterly dividend on common shares. The Fee Deferral Plan for Directors provides that nonemployee directors may defer receipt of all or a portion of the remaining fees for services as a director and elect between interest bearing and common share equivalent accounts as the investment vehicle for the deferred fees. The Fee Deferral Plan for Directors is administered by the Compensation Committee.

Beneficial Ownership of Common Shares

  Directors and Executive Officers

                                       Voting and/or
         Name of Individual or       Dispositive Powers     Percent of Class   Common Share
         Identity of Group        (number of common shares) (common shares)  Equivalents(/1/)
         ------------------------------------------------------------------------------------
         William R. Corbin.......           116,786                 *             10,467
         W. John Driscoll........         4,194,753               2.1              1,307
         Richard C. Gozon........           133,510                 *             14,044
         Philip M. Hawley........             2,000                 *              3,679
         Martha R. Ingram........           263,048                 *                697
         John I. Kieckhefer......         4,515,708               2.2              7,937
         Thomas M. Luthy.........            69,189                 *              5,879
         Donald F. Mazankowski...               400                 *                732
         Steven R. Rogel.........            59,084                 *             26,673
         William D. Ruckelshaus..             1,600                 *              2,538
         Richard H. Sinkfield....               500                 *              1,707
         William C. Stivers......           131,343                 *             11,293
         James N. Sullivan.......             1,000                 *                232
         George H. Weyerhaeuser..         2,395,756               1.2              8,307
         Directors and executive
          officers as a group
          (19 individuals).......        12,232,669               6.1            103,254
         ------------------------------------------------------------------------------------

         * Denotes amount is less than 1%

         (1) Common share equivalents held as of February 11, 1999 under the Fee Deferral Plan for Directors or under the Incentive Compensation Plan for Executive Officers.

               The foregoing table shows as of January 20, 1999 the numbers of common shares of the Company that the respective directors, executive officers and the members of the group, have the power to vote or cause disposition of the shares. The table also shows the number of shares that could be acquired within 60 days after January 20, 1999 pursuant to outstanding stock options, as follows: Mr. Corbin 115,000 common shares; Mr. Gozon, 105,000 common shares; Mr. Luthy, 68,050 common shares; Mr. Rogel, 58,750 common shares, Mr. Stivers, 122,500 common shares, and of the group 682,725 common shares. The common share numbers also include shares for which certain of the directors and nominees share voting and dispositive powers with one or more other persons as follows: Mr. Driscoll, 3,279,080 shares (including 168,600 shares as to which he shares fiduciary powers with Mr. Weyerhaeuser); Mrs. Ingram, 2,167 shares; Mr. Kieckhefer, 4,514,450 shares and, Mr. Weyerhaeuser 2,339,501 shares (including 168,600 shares as to which he shares fiduciary powers with Mr. Driscoll). Beneficial ownership of some of the common shares included in the foregoing table is disclaimed by certain of the individuals listed as follows: Mr. Driscoll, 4,105,241 shares; Mrs. Ingram, 2,167 shares; Mr. Kieckhefer, 4,151,840 shares.

         George H. Weyerhaeuser, Jr., Senior Vice President, Technology, an executive officer of the company, is the son of George H. Weyerhaeuser, Chairman of the Board of Directors.

  Owners Of More Than 5%

       The following table sets forth the number of common shares held by the only person known to the Company to beneficially own more than five percent of common shares.

         Name and Address of              Amount and Nature    Percent of Class
         Beneficial Owner              of Beneficial Ownership (common shares)
         ----------------------------------------------------------------------
         Capital Research and Manage-
          ment Company................       24,264,900(1)           12.2
         333 South Hope Street
         Los Angeles, CA 90071
         ----------------------------------------------------------------------

         (1) Based on a Schedule 13G dated February 11, 1999 in which Capital Research and Management Company reported that, as of December 31, 1998, it had voting power over none of such shares and sole dispositive power over all 24,264,900 of such shares. Capital Research and Management Company disclaims beneficial ownership of all such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

       George H. Weyerhaeuser, Jr. became a Senior Vice President on May 11, 1998 and filed an initial report of beneficial ownership by the date required. On June 15, 1998 he amended the report to include ownership of common shares held in his IRA account.

Compensation Committee Report On Executive Management Compensation

       The Compensation Committee of the Board of Directors is composed entirely of directors who are not employees of the Company. The Committee is responsible for establishing and overseeing the Company's executive compensation programs.

  Compensation Philosophy

       The Committee bases compensation for executive officers on the same guiding principles used for all Weyerhaeuser employees:

       . Pay that allows the Company to (1) attract and retain people with the skills critical to long-term success of the Company, and (2) maintain compensation costs that are competitive.

       . Pay for performance to motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value.

  Executive Officer Compensation Practices

       Compensation for executive officers includes three components: Base salary, annual incentive and long-term incentive. Base salaries, for the executives as a group, are set at competitive levels. The cash-based annual incentive and the long-term incentive (stock options) are based on Company performance.

       The Committee primarily uses an industry group for compensation comparison purposes. The comparison group consists of companies with similar characteristics that compete with Weyerhaeuser for executive talent. All companies in the S&P Paper and Forest Products Group used for the performance graph on page 10 are in this comparison group along with other forest product companies. In addition, the Committee reviews general industry compensation data from other surveys to ensure that the Company's compensation levels are sufficient to attract and retain executives.

  Annual Cash Compensation

       Base Salary. The Company assigns a salary range for each executive officer position. The salary range midpoints are targeted at the 50th percentile using all the competitive data discussed above.

       The Committee reviews and approves all salary ranges and salary changes for executive officers. In determining individual salary changes, the Committee uses its discretion after considering these factors: (1) individual performance of the executive (using a variety of measures), (2) position of the executive in the assigned pay range,
     (3) experience, and (4) the salary budget for the Company. Salaries of the executive officers on average are currently at the median of the competitive data.

       Annual Incentive. The Company uses an annual incentive plan to focus management on leading the industry in financial performance and returns to shareholders. Each executive position is assigned a target bonus amount based on the competitive data. The targets vary by position, and range from 40 to 60 percent of base pay.

       The measures of performance used for annual incentives are total return to shareholders (compared to selected industry competitors and the Standard & Poor's 500) and return on net assets compared to selected competitors.

       At the end of each year, the Committee determines a preliminary bonus pool for the executive group based on Company results against the performance measures. The Committee then uses its discretion to determine the final bonus pool and each individual executive officer's bonus. For 1998, the Committee established a funding pool of 130 percent of target based on results compared to the performance measures.

       Executives may defer all or a portion of their 1998 bonus into Weyerhaeuser share equivalents, with a 15 percent premium applied if they delay payment for at least 5 years. The deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock.

  Long-Term Incentive

       Stock Options. The primary purpose of the long-term incentive plan is to link management pay with the long-term interests of shareholders. The Committee is currently using stock options to achieve that link. The issuance of options at 100 percent of the fair market value assures that executives will receive a benefit only when the stock price increases.

       The Committee establishes a target level of stock options for each executive position. The target-level is based on competitive data indicating the estimated median value of long-term compensation. In determining annual stock option grants, the Committee makes an award above or below target based on subjective evaluation of the individual's performance, the individual's potential to improve shareholder value and the number of shares granted to the individual in the previous three years.

  Stock Ownership Requirements

       During 1996, the Company and the Committee established guidelines for executive stock ownership. The guidelines require executive officers to acquire, over a five-year period, a multiple of their base salary in shares of Weyerhaeuser stock. Minimum ownership levels are based on the executive's salary level, and range from one to three times base salary. Ownership is based on common shares held, stock equivalents (through the bonus deferral program described under "Annual Incentive" above) and shares held via the company's qualified benefit plans.

  Deductibility of Compensation

       The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code which limit the deductibility of compensation paid to each named executive to $1 million. To the extent possible, the Committee intends to preserve deductibility but may choose to provide compensation that is not deductible in order to maximize shareholder return and to attract, retain and reward high-performing executives.

  CEO Compensation

       The chief executive officer's compensation is determined based on the principles described above. Mr. Rogel's annual base salary is $925,000. This level is 92 percent of the median salary for CEOs of companies in the industry comparison group. Mr. Rogel's base salary was effective December 1, 1997 when he became president and chief executive officer of Weyerhaeuser Company.

       The target annual bonus award for the chief executive officer position is 60 percent of base salary. Mr. Rogel received an annual cash award for 1998 of $750,000, which represents 135 percent of his target award under the annual incentive plan. Mr. Rogel's annual bonus award is determined in three components, each given equal weight. The first component is calculated based on the Company's annual return on net assets compared to industry competitors. The second component is calculated based on total shareholder return compared to industry competitors and the S&P 500. The third component is based on the Board's evaluation of his performance as chief executive officer in relation to annual goals agreed to in advance with the Compensation Committee. The agreement with Mr. Rogel described on pages 13 and 14, stipulated that the minimum bonus award for 1998 would be 60 percent of base pay.

       For the long-term component of compensation, Mr. Rogel was awarded a stock option grant of 85,000 shares in 1998. Based on competitive market data, this grant is within the competitive range of long-term incentive grants for CEOs in the forest products industry.


     Philip M. Hawley                       W. John Driscoll
     Chairman


     John I. Kieckhefer                     James N. Sullivan

Compensation Committee Interlocks and Insider Participation

       No executive officer or other employee of the Company served as a member of the Compensation Committee or as a member of the compensation committee on the board of any company where an executive officer of such company is a member of the Committee.

Summary Compensation Table

                                       Annual Compensation             Long-Term Compensation
                                   --------------------------------- ---------------------------
                                                                           Awards        Payouts
                                                                     ------------------- -------
                                                           Other     Restricted                  All Other
                                                           Annual      Stock    Options/  LTIP    Compen-
         Name and                  Salary   Bonus       Compensation  Award(s)    SARs   Payouts  sation
         Principal Position   Year   ($)     ($)            ($)         ($)       (#)      ($)    ($)(1)
         ----------------------------------------------------------------------------------------------------
         S. R. Rogel          1998 960,578 750,000           --         None     85,000   None      6,724
          President/CEO       1997  35,577     --            --         None    150,000   None    579,536(/2/)

         R.C. Gozon           1998 445,231 280,800           --         None     36,890   None      7,000
          Executive VP        1997 412,615  36,400           --         None     30,000   None     30,350
                              1996 390,849 148,000         1,028        None     30,000   None     33,350

         W.R. Corbin          1998 445,231 280,800           --         None     36,890   None      7,000
          Executive VP        1997 412,615  36,400            92        None     30,000   None     30,350
                              1996 390,849 148,000           --         None     30,000   None     33,350

         W.C. Stivers         1998 402,866 228,700           --         None     30,600   None      7,000
          Executive           1997 371,732  29,610           --         None     25,000   None     26,150
          VP/CFO              1996 349,041 120,000           --         None     25,000   None     29,150

         T. M. Luthy          1998 338,115 522,100(/3/)      --         None      4,400   None      7,000
          Sr. VP              1997 289,712  23,231           --         None     22,000   None      8,150
                              1996 265,042  90,000           --         None     31,000   None     11,150
         ----------------------------------------------------------------------------------------------------

         (1) Amounts in this column are: (a) the Company contribution to qualified 401(k) and profit sharing plan accounts; (b) the premium amount credited to the executive's deferred compensation account based on the bonus amount deferred as common share equivalents.

         (2) This amount is equal to the one-time signing bonus provided to Mr. Rogel upon hire, plus a premium amount related to the deferral of the payment into stock equivalents for at least five years. The bonus is linked to losses Mr. Rogel incurred upon leaving his former employer.

         (3) $325,000 of this amount is equal to the one-time bonus, deferred into stock equivalents for at least four years, provided to Mr. Luthy in 1998 upon his agreement to defer his retirement for one year Mr. Luthy will be retiring in 1999.

                Comparison of Five-Year Cumulative Total Return
     Weyerhaeuser Company, S&P 500, and S&P Paper and Forest Products Group

                       [PERFORMANCE GRAPH APPEARS HERE]

Measurement Period           WEYERHAUSER    S&P          S&P PAPER
(Fiscal Year Covered)        COMPANY        500 INDEX    & FOREST
-------------------          ----------     ---------    ---------
Measurement Pt-12/93/        $100.00        $100.00      $100.00
FYE  12/94                   $ 86.51        $101.36      $104.12
FYE  12/95                   $103.23        $139.32      $114.64
FYE  12/96                   $117.11        $171.23      $126.77
FYE  12/97                   $125.15        $228.27      $135.95
FYE  12/98                   $133.96        $293.04      $138.50

      Assumes $100 invested on December 31, 1993 in Weyerhaeuser common stock, S&P 500, and S&P's Paper and Forest Products Group
      - Total return assumes reinvestment of dividends
      - Measurement dates are the last trading day of the calendar year shown
      - S&P's Paper and Forest Products Group: Boise Cascade, Champion International, Georgia-Pacific, International Paper, Louisiana-Pacific, Mead, Potlatch, Westvaco, Weyerhaeuser and Willamette

                     Option/SAR Grants In Last Fiscal Year

                                                            Individual Grants
                                  ---------------------------------------------------------------------
                                                    % of Total
                                       No. of      Options/SARs
                                     Securities     Granted to
                                     Underlying    Employees in Exercise or               Grant Date
                   Name             Options/SARs   Fiscal Year  Base Price  Expiration Present Value(2)
                   (A)            Granted(1)(#)(B)    (%)(C)      ($)(D)     Date (E)       ($)(F)
         ----------------------------------------------------------------------------------------------
         S. R. Rogel.............      85,000          4.3       51.09375    02/12/08     1,406,750
         R. C. Gozon.............      30,000          1.5       51.09375    02/12/08       496,500
                                        6,890           .3       56.78125    03/26/08       135,940
         W. R. Corbin............      30,000          1.5       51.09375    02/12/08       496,500
                                        6,890           .3       56.78125    03/26/08       135,940
         W. C. Stivers...........      25,000          1.3       51.09375    02/12/08       413,750
                                        5,600           .3       56.78125    03/26/08       110,488
         T. M. Luthy.............       4,400           .2       56.78125    03/26/08        86,812
         ----------------------------------------------------------------------------------------------

         (1) Options granted in 1998 are exercisable starting 12 months after the grant date, with 25 percent of the shares covered thereby becoming exercisable at that time and with an additional 25 percent of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

         (2) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

             . An exercise price on the option of $51.09375 for grants with a February 12, 2008 expiration date, and $56.78125 for the grant with a March 26, 2008 expiration date, equal to the fair market value of the underlying stock on the grant date.

             .  An option term of ten years.

             . An interest rate of 5.57 percent for grants with a February 12, 2008 expiration date, and 5.65 percent for the grant with a March 26, 2008 expiration date, the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term.

             . Volatility of 29.85 percent for grants with a February 12, 2008 expiration date, and 30.39 percent for the grant with a March 26, 2008 expiration date, calculated using daily stock prices for the one-year period prior to the grant date.

             . Dividends at the rate of $1.60 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.

             The ultimate values of the options will depend on the future market price of the Company's common shares, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common shares over the exercise price on the date the option is exercised.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                                                             Number of Securities      Value of Unexercised
                                                            Underlying Unexercised   in-the-Money Options/SARs
                                                            Options/SARs at FY-End          at FY-End(2)
                                                           ------------------------- -------------------------
                                  Shares Acquired  Value
                                  on Exercise(1)  Realized Exercisable Unexercisable Exercisable Unexercisable
         Name                           (#)         ($)        (#)          (#)          ($)          ($)
         -----------------------------------------------------------------------------------------------------
         S.R. Rogel..............         --           --         --      235,000           --           --
         R.C. Gozon..............         --           --     75,000       81,890      545,157      219,844
         W.R. Corbin.............      7,500      157,813    107,500       89,390      598,986      291,328
         W.C. Stivers............      7,500      182,813     97,500       68,100      578,516      183,203
         T.M. Luthy..............     12,000      422,250     52,800       38,400      326,788      142,407
             -------------------------------------------------------------------------------------------------

             (1) Number of securities underlying options/SARs exercised.
             (2) Based on a fair market value at fiscal year end of
                 $49.65625

Pension Plan Table

                       Estimated Annual Retirement Benefit(1)
         ---------------------------------------------------------------------
           Average Annual                     Years of Service
         Compensation during   -----------------------------------------------
           Highest 5 Years       15      20      25      30      35      40
         ---------------------------------------------------------------------
          $  350,000            76,271 101,694 127,118 152,541 177,965 195,465
             400,000            87,521 116,694 145,868 175,041 204,215 224,215
             500,000           110,021 146,694 183,368 220,041 256,715 281,715
             600,000           132,521 176,694 220,868 265,041 309,215 339,215
             700,000           155,021 206,694 258,368 310,041 361,715 396,715
             800,000           177,521 236,694 295,868 355,041 414,215 454,215
             900,000           200,021 266,694 333,368 400,041 466,715 511,715
           1,000,000           222,521 296,694 370,868 445,041 519,215 569,215
           1,100,000           245,021 326,694 408,368 490,041 571,715 626,715
           1,200,000           267,521 356,694 445,868 535,041 624,215 684,215
           1,300,000           290,021 386,694 483,368 580,041 676,715 741,715
         ---------------------------------------------------------------------

         (1) Estimated annual benefits payable upon retirement at age 65 (before giving effect to applicable Social Security benefits) under the Retirement Plan and Supplemental Retirement Plan to individuals having the specified years of credited service and the indicated average annual salaries.

         The Company's Retirement Plan for Salaried Employees (the "Retirement Plan") is a noncontributory, defined benefit pension plan for salaried employees under which normal retirement is at age 65 and early retirement can be elected by any participant who has reached age 55 and has at least 10 years of vesting service. The annual retirement benefit payable upon normal retirement is equal to (i) 1% of the participant's average annual salary for the highest five consecutive years during the ten calendar years before retirement, plus (ii) .5% of such highest average annual salary in excess of the participant's Social Security wage base (as such term is defined in the Retirement Plan), multiplied by the number of years of credited service. The benefit payable upon early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 with less than 30 years of vesting service, to 100% at age 62. The number of years of credited service is limited to 35. Joint and survivor elections may be made under the Retirement Plan. A participant in a defined benefit pension plan is generally limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $130,000 (subject to adjustment) or (ii) 100% of the participant's average compensation during the consecutive three-year period in which he received the highest compensation. Further reduction may be required for retirement prior to the Social Security normal retirement age. Salary used in calculating retirement benefits is average annual salary for the highest five consecutive years during the ten calendar years before retirement.

       Employees nominated by the Chief Executive Officer and approved by the Compensation Committee are eligible to participate in the Supplemental Retirement Plan (the "Supplemental Plan"). Supplemental Plan benefits, which are paid outside the Retirement Plan from the general funds of the Company, are determined by applying to incentive compensation paid in the five highest consecutive calendar years during the ten calendar years before retirement of total compensation (base salary plus any award under the Company's incentive compensation plans) the formula for determining Retirement Plan benefits. The Supplemental Plan also includes benefits which exceed the Internal Revenue Code limitations described above.

       If each of the executive officers named in the Summary Compensation table had retired in 1998, the five-year average compensation used to calculate retirement benefits would average 62% of total compensation set forth in such table and the final average compensation used to calculate retirement benefits for the named individuals in the table would have been, respectively, S.R. Rogel, $925,000, R.C. Gozon, $539,267, W.R. Corbin, $578,045, W.C. Stivers, $495,716, and T.M.
     Luthy, $361,022. The credited years of service for those individuals in the table are, respectively, 26.6, 4.6, 11.5, 28.2 and 30.9 years.

       Pursuant to an agreement with Mr. Corbin, the Company's Executive Vice President, Timberlands & Distribution, who joined the Company in 1992, he will be paid a non-qualified supplemental retirement benefit calculated under the terms of the Retirement Plan but providing that during the first five years of service with the Company, he will receive two years of service credit for vesting and benefit calculation for each year of service with the Company. In the event Mr. Corbin is terminated by the Company he will be entitled to a severance payment equal to 12 months of base pay. Prior to joining the Company, Mr. Corbin had been employed with International Paper Company as vice president and general manager of land and timber and president of IP Timberlands, Ltd.

       Pursuant to an agreement with Mr. Gozon, who became the Company's Executive Vice President, Pulp, Paper & Packaging in 1994, his pension and post-retirement health benefits will be calculated based on at least ten years of service if he leaves the Company after age 65. In the event Mr. Gozon is terminated by the Company, he will be entitled to a severance payment the value of which initially equaled 36 months of base pay and decreases with each month of his employment to 12 months of his base salary when he has 36 months or more of service. Prior to joining the Company, Mr. Gozon had been employed by Alco Standard Corporation, most recently in the position of president and chief operating officer.

       Pursuant to an agreement with Mr. Luthy, who served as Senior Vice President, Wood Products through October 1998, he deferred his retirement date until March 31, 1999. His salary was adjusted in 1998 to $337,000 and he was paid an incentive compensation bonus for 1998 of $325,000. Mr. Luthy agreed to defer this bonus into common share equivalents under the Company's deferred compensation plan. He may convert the common share equivalents to an interest bearing account after four years.

       Pursuant to an agreement with Mr. Rogel, who became the Company's President and Chief Executive Officer on December 1, 1997, his initial annual salary is $925,000 and he is a participant in the incentive compensation plan for the Company's senior executives. His bonus is determined in three components, each to be given equal weight. The first component is a short-term incentive calculated based on the Company's annual return on net assets compared to industry competitors. The second is an intermediate-term incentive calculated based on total shareholder return compared to industry competitors and the S&P 500. The third component is based on the Board's evaluation of his performance as chief executive officer in relation to annual goals agreed to in advance with the Compensation Committee. The agreement provided that his 1998 bonus would be calculated as described above, but would not be less than $550,000. He received $503,944 to compensate for stock options and restricted stock forfeited upon leaving his prior employment, the entire amount of which was deferred into common share equivalents under the Company's deferred compensation plan. As he chose to defer payment for at least five years, he was entitled to a 15% premium on the amount deferred into common share equivalents. He received a stock option grant of 150,000 shares on his first day of employment with the Company and he is a participant in the Company's Long-Term Incentive Compensation Plan. He is also entitled to other benefits generally available to the Company's top management team and is subject to the share ownership guidelines for those employees. In the event his employment is terminated, he is entitled to a severance benefit of 36 months of base pay during his first 24 months of employment. After 24 months of employment, the severance benefit decreases by one month for each additional month he is employed until it reaches 24 months of severance after 36 months of employment. Thereafter, the severance benefit is 24 months of base pay. The severance benefit will not be paid if he resigns, retires, dies or is terminated for gross or willful misconduct, deliberate refusal or failure to perform his duties, conviction of a felony or gross negligence in job performance.

       Pursuant to the agreement with Mr. Rogel, he will be paid a non-qualified supplemental retirement benefit calculated under the terms of the Company's Salaried and Supplemental Retirement Plans using his original hire date with his prior employer in 1972, less benefits paid to him under the Company's Retirement Plans and his prior employer's retirement plan. He received relocation benefits under the company's employee relocation programs. Prior to joining the Company, Mr. Rogel was President and Chief Executive Officer of Willamette
     Industries, Inc.

Item 2. Shareholder--Proposal Relating to the Phase-out of Chlorine-based Chemicals

       The Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan, 49221-1793, a shareholder, has stated its intention to present a proposal at the 1999 annual meeting. Five groups, whose names and addresses will be supplied upon oral or written request to the Secretary of the Company, have co-sponsored the proposal. In accordance with applicable rules of the Securities and Exchange Commission, the proposal of such shareholders (for which neither the Company nor its Board of Directors has any responsibility) is set forth below:

                       PHASE-OUT CHLORINE-BASED CHEMICALS

       WHEREAS: Our company is a world leader in pulp production. It has remained highly profitable while adopting cleaner technologies such as "oxygen delignification' and while substituting chlorine-dioxide bleach chemicals for elemental chlorine;

       Our company has significantly reduced discharges of chlorine-based pollutants such a dioxin, furans and other chemicals that are dangerous to human and environmental health;

       However, despite our U.S. leadership, the continued use of chlorine-dioxide creates dangerous and unnecessary chlorine-based pollution. In 1996 alone, Weyerhaeuser released 850,000+ pounds of chlorine, chlorine-dioxide, chloroform and hydrochloric acid into the Canadian and U.S. environment;

       Meanwhile, Totally Chlorine-Free (TCF) technologies exist that completely eliminate chlorine-related pollution. TCF is successfully used by many of our strongest global competitors;

                              Why Chlorine-Free?
                              -----------------

       People prefer Totally Chlorine-Free (TCF) products and methods because dangerous chlorine-based pollutants accumulate in living organisms. Their concentrations increase each step up the food chain. Minute exposures lead to:

          .  Cancer
          .  Birth Defects
          .  Learning Impairment
          .  Reproductive Failure
          .  Hormone Disruption

       The young of every species--our children--are especially threatened due to their smaller size, habits, and bodily development;

       People want to buy products that are good for the environment. Our company can help.

                           Governments Are Concerned
                           -------------------------

       Distinguished world bodies have publicized the significant risks posed by chlorine-based pulp and paper bleaching. These include the:

          .  U.S. Environmental Protection Agency
          .  American Public Health Association
          .  International Joint Commission on the Great Lakes
          .  Intergovernmental Forum on Chemical Safety

       The UN is conducting international negotiations to entirely phase-out the release of these toxic compounds;

       Weyerhaeuser's home state of Washington is developing plans to eliminate all such releases;

                     Competitiveness & Cost Effectiveness
                     ------------------------------------

       Meanwhile, significant markets have developed for TCF products. Europe has moved from less than 3% to over 25% TCF just since 1991;

       Because Weyerhaeuser bleaches with chlorine-dioxide, we cannot profit from these developing chlorine-free markets;

       Chlorine-dioxide is highly corrosive and more rapidly wears out mill equipment. Its corrosiveness increases operating and equipment costs while needlessly wasting chemicals, energy and water. TCF technologies eliminate chlorine-dioxide, thereby solving these problems and helping to meet the Clean Water Act mandate of ending all wastewater discharges;

       The use of chlorine-based chemicals prevents Weyerhaeuser from achieving stated goals of minimum impact manufacturing and sound environmental stewardship. It also keeps us one step away from tapping developing chlorine-free markets;

                                ---------------

       RESOLVED: Shareholders request that the Board report by the 2000 annual meeting on plans to phase-out the use of chlorine-dioxide in pulp and paper production.

                              SUPPORTING STATEMENT

       We can commit to comprehensive solutions that eliminate chlorine-based chemicals.

       By creating a plan that eliminates chlorine-dioxide, we can significantly help the environment and create loyal consumers while doing it.

       We can avoid government regulations and beat our competitors by making positive changes now, ahead of the curve.

       We can expand market share in Europe and be the first to capitalize on U.S. markets.

       Therefore, vote YES for this common-sense proposal to evaluate cleaner alternatives that will protect our children's health and can boost our company's profitability.

The Company's Response to the Shareholder Proposal--Item 2

       One of the Company's goals is to reduce pollution through minimum impact manufacturing. The Company is an industry leader in the use of advanced bleaching technologies in the pulp manufacturing process.

       In April, 1998, following several years of research and public debate, the United States Environmental Protection Agency (EPA) required that bleached kraft pulp manufacturers meet wastewater discharge limits that reflect the performance of elemental chlorine free (ECF) pulp bleaching technology. ECF technology "achieves greater environmental benefits than any other economically achievable technology considered by EPA, and, for that reason, also represents the best technology among those considered", according to EPA. EPA considered, but did not require, totally chlorine free (TCF) pulp manufacturing.

       In general ECF pulp manufacturing technology uses chlorine dioxide instead of elemental chlorine. Substituting chlorine dioxide for elemental chlorine greatly reduces the creation of unwanted dioxin, furan, and chlorinated organic compounds in the bleaching process, compared with past levels.

       EPA's April 1998 rule also encouraged the industry to use recognized advanced pulp manufacturing technologies, beyond ECF bleaching, to reduce pollution further. EPA even agreed that companies that use advanced technologies would be rewarded through an incentive-based regulatory program.

       In a separate action, in January 1997, EPA signed a Project XL (for eXcellence and Leadership) agreement that recognized that the company's Flint River fluff pulp manufacturing facility delivers "superior environmental performance." Flint River is not a TCF mill; it uses ECF and advanced bleaching technologies.

       As a result of mill modernization projects over the past several years, the Company has already moved to ECF technology at all of its bleached kraft mills and one dissolving sulfite mill. All the Company's bleached kraft mills in the United States use EPA-recognized advanced pulp manufacturing technologies (i.e., oxygen delignification and extended cooking). In this way the Company provides pollution reduction benefits that go beyond ECF bleaching.

       Scientific studies have found no significantly different environmental effects from ECF bleaching compared to TCF technology. An international scientific review panel reported in December 1997 that treated wastewaters from mills that use ECF bleaching present a negligible risk of toxicity to aquatic ecosystems and that changes in pulp mill processes and wastewater treatment "have led to dramatic decreases" in dioxins and furans in fish.

       The market for ECF pulp is much larger than for TCF pulp and continues to grow. According to the Alliance for Environmental Technology, ECF pulp production worldwide increased by 10% in 1998, for a total market share of 54%. In contrast, the TCF worldwide market accounted for 6% of the market (less than 1% in North America) with no projected increase in production.

       Weyerhaeuser is proud of its environmental performance. The Company makes competitive pulp products and provides excellent environmental protection by using ECF bleaching coupled with EPA-recognized advance pulp manufacturing technologies.

       The Board recommends a vote AGAINST this proposal.

Policy On Confidential Proxy Voting and Independent Tabulation and Inspection of Elections

       The Board of Directors, on February 12, 1991, adopted a Confidential Voting Policy the text of which is as follows:

            It is the policy of this corporation that all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders shall be kept permanently confidential and shall not be disclosed to this corporation, its affiliates, directors, officers and employees or to any third parties except (i) where disclosure is required by applicable law, (ii) where a shareholder expressly requests disclosure, (iii) where the corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes and (iv) that aggregate vote totals may be disclosed to the corporation from time to time and publicly announced at the meeting of shareholders at which they are relevant.

            Proxy cards and other voting materials that identify shareholders shall be returned to the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate.

            The tabulation process and results of shareholder votes shall be inspected by the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate. Such inspectors shall certify in writing to this corporation's Board of Directors (and in the circumstances described in the fifth paragraph of this policy, the proponent) that the election and tabulation was, to the best of the inspectors' knowledge after diligent inquiry, carried out in compliance with this policy.

            The tabulators and inspectors of election and any authorized agents or other persons engaged in the receipt, count and tabulation of proxies shall be advised of this policy and instructed to comply therewith, and shall sign a statement certifying such compliance.

            In the event of any solicitation of a proxy (a "proxy contest") with respect to any of the securities of this corporation by a person (the "proponent") other than this corporation of which solicitation this corporation has actual notice, this corporation shall request in writing that the proponent and all agents and other persons engaged by the proponent agree to the procedures for return of proxies, tabulation, inspection and certification set forth in the second, third and fourth paragraphs of this policy; and this corporation shall not be bound to comply with this policy during the course of such proxy contest in the event that the proponent is not willing so to agree.

            This policy shall not operate to prohibit shareholders from disclosing the nature of their votes to this corporation or the Board of Directors if any shareholder so chooses or to impair free and voluntary communication between this corporation and its shareholders.

Relationships with Independent Public Accountants

       The firm of Arthur Andersen LLP, independent public accountants, has audited the accounts of the Company and subsidiaries for a number of years and has been selected to do so for 1999. Representatives of Arthur Andersen LLP are expected to be present at the annual shareholder meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Expenses of Solicitation

       All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, by employees of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $12,500 for assistance by Georgeson & Company Inc. in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

Other Business

       If one proposal that was excluded from this proxy statement in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 is properly brought before the meeting, the proxy holders intend to use their discretionary authority to vote the proxies against the proposal. The Board of Directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, the proxy holders intend to vote on such matters in accordance with their best judgment.

Future Shareholder Proposals and Nominations

       Shareholder proposals intended to be presented at the Company's 2000 annual meeting of shareholders pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission must be received by the Company at its executive offices, P.O. Box 2999, Tacoma, WA 98477-2999, attention of the Corporate Secretary, on or before November 8, 1999.

       The bylaws of the Company establish procedures for shareholder nominations for elections of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the 10th day following the day on which such notice of date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

       To be brought before an annual meeting by a shareholder, business must be of a nature that is appropriate for consideration at an annual meeting and must be properly brought before the meeting. In addition to any other applicable requirements, for business to be properly brought before the annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (w) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (x) the name and address of record of the shareholder proposing such business, (y) the name, class or series and number of shares of the Company which are owned by the shareholder, and (z) any material interest of the shareholder in such business. Public disclosure of the date of the 1999 annual meeting of shareholders was made in the enclosure with the dividend which was mailed to shareholders in November, 1998. The date of the next annual meeting of shareholders of Weyerhaeuser Company after the 1999 annual meeting is April 18, 2000.

     For the Board of Directors

     SANDY D. McDADE
     Secretary
     Federal Way, Washington,
     March 8, 1999

       A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1998, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, may be obtained without charge, by writing to Investor Relations, Weyerhaeuser Company, CH 1K35C, P.O. Box 2999, Tacoma, Washington 98477-2999.

              This proxy statement was printed on Weyerhaeuser
              Cougar Opaque 40-pound. The entire report can be recycled. Thank you for recycling.

                         [RECYCLING LOGO APPEARS HERE]

                              [MAP APPEARS HERE]

                                                                 Please mark
                                                               your votes as [X]
                                                                indicated in
                                                                this example

   The Board of Directors recommends a vote "FOR" all nominees in Item 1 and
                               "AGAINST" Item 2.


ITEM 1 - Election as directors of the following nominees identified in the Proxy
         Statement:

         Martha R. Ingram
         John I. Kieckhefer
         George H. Weyerhaeuser

                   FOR           WITHHOLD AUTHORITY TO VOTE
                   [ ]                       [ ]

ITEM 2 - Shareholder proposal relating to chlorine-based chemicals.

                   FOR           AGAINST            ABSTAIN
                   [ ]             [ ]                [ ]

(INSTRUCTION: To withhold authority to vote for any of the foregoing individuals, write the name(s) on the following line.)


--------------------------------------------------------------------------------

                         In their discretion to vote upon other matters that may properly come before the meeting.

                         Please sign exactly as your name(s) appears hereon.

                         DATED:                                           , 1999
                                ------------------------------------------

                         -------------------------------------------------------
                         Signature

                         -------------------------------------------------------
                         Signature

                         When signing as attorney, executor, administrator trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .




                              [WEYERHAEUSER LOGO]

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                              [WEYERHAEUSER LOGO]

                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 20, 1999

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven R. Rogel, William D. Ruckelshaus and George H. Weyerhaeuser, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares the undersigned is entitled to vote at the annual meeting of the shareholders of Weyerhaeuser Company to be held at the Corporate Headquarters Building, Federal Way, Washington, on Tuesday, April 20, 1999 at 9:00 a.m., and all adjournments thereof. Shares not held in Plan accounts will be voted as directed on the reverse side of this Proxy card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors.

If there are shares allocated to the undersigned in the Weyerhaeuser Company 401(k), Weyerhaeuser Canada Ltd. Investment Growth, or Performance Share Plans, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. Shares for which no voting instructions are received will be voted as provided by the Plans.

                    TO BE SIGNED AND DATED ON REVERSE SIDE

                           . FOLD AND DETACH HERE .